Exhibit 99.5
(English Translation)
STATE INTELLECTUAL PROPERTY OFFICE OF THE PEOPLE’S REPUBLIC OF CHINA

110013	XQ13749345111	Date of Issuance:

Zhoushi Liang,		July 23, 2010

Shenyang Kewei Patent Agency LLC

Kexie Building, Floor 12

76 Xiaoxi Road, No. Jia 1

Shenhe District, Shenyang, Liaoning Province

Application or Patent No.: 200420070406.0        Issuance No.: 2010072000388990

Applicant or Patentee: Liaoning CleanTech Innovations, Inc.

Invention Name: Connecting Bend Pipe

Procedure Satisfied Notice

The above referenced patent application or patent, applicant or patentee requested for a change in the bibliographic data. After examination, it is found that the request fulfills the requirements set forth in Patent Law and its related regulations. The requested change is approved. The changed item is in the following:

Changed Item: Patentee

Before the Change:

No. 1 Patentee

Patentee Name: Bei Lu

Patentee Nationality: China

Patentee Zipcode: 110003

Patentee Address: 96 Sanhao Street, Heping District, Shenyang, Liaoning Province

Patentee Category: Individual

Patentee Identification No.: 210103701130098

Patentee Telephone No.: 024-24220409

After Change:

No. 1 Patentee

Patentee Name: Liaoning Cleantech Innovations, Inc.

Patentee Nationality: China

Patentee Zipcode: 112000

Patentee Address: C District, Maoshan Industry Park, Tieling Economic Development Zone, Tieling, Liaoning Province

Patentee Category: Mining and Metal Industry

Patentee Identification No.: (Blank)

Patentee Telephone No.: (Blank)

This request has been authorized to be published, and the change will be published on Patent Gazette, Volume 26, No. 35.

Attention:

The right of inquiry on State Intellectual Property Office’s website (http://www.sipo.gov.cn) for patent application or patent will be changed as the patent application right or patent right is changed. After the request of change is examined to be acceptable, the patent right holder before the change should transfer the right of inquiry to the patent right holder after the change. The patent right holder can also petition State Intellectual Property Office to regain its inquiry password.

(Red Stamp) State Intellectual Property Office of People’s Republic of China, Patent Examination Stamp

200028 Paper application, mailing address: 6 Tucheng Road, Jinmenjiaoxi, Haidian District, Beijing 100088, Receiving Office, State Intellectual Property Office

2010.2 Electronic application, should provide relevant document in electronic format via electronic patent application system. Unless otherwise notified, document submitted in paper or other format will be considered as non-submitted.